Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
February 16, 2016	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Landmark Infrastructure Partners LP

2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245

Re:                             Registration Statement No. 333-208316 – Continuous Equity Offering of Common Units Having an Aggregate Gross Sales Price of up to $50,000,000

Ladies and Gentlemen:

We have acted as special counsel to Landmark Infrastructure Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offer and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $50,000,000 (the “Common Units”). The Common Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on December 2, 2015 (Registration No. 333-208316), as amended (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus Supplement dated February 16, 2016 to the Prospectus dated December 30, 2015 (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issue of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Common Units have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Partnership against payment therefor in the circumstances contemplated by the At-the-Market Issuance Sales Agreement filed as an exhibit to the Partnership’s Current Report on Form 8-K, filed with the Commission on February 16, 2016, the Common Units will be validly issued and, under the Delaware LP Act, purchasers of the Common Units will have no obligation to make further payments for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership. We call to your attention that limited partners that participate in the control of the business of the Partnership within the meaning of Section 17-303(a) of the Delaware LP Act may under certain circumstances have liability to persons who transact business with the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s current report on Form 8-K dated February 16, 2015 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP